Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2011 FIRST QUARTER RESULTS

•	2011 first quarter earnings per share were $.60 compared with $.46 earned in the 2010 first quarter

•	2011 second quarter earnings per share guidance is $.67 to $.77 compared with $.54 earned in the 2010 second quarter

•	2011 year earnings per share guidance revised to $2.70 to $2.90 from $2.55 to $2.80, compared with $2.15 earned in 2010

•	Greg Binion elected President and Chief Operating Officer of Kirby Corporation

Houston, Texas (April 27, 2011) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced net earnings attributable to Kirby for the first quarter ended March 31, 2011 of $32.4 million, or $.60 per share, compared with $24.7 million, or $.46 per share, for the 2010 first quarter. The 2010 first quarter net earnings included a charge for retirements and shore staff reductions of $4.1 million before taxes, or $.05 per share. Kirby’s published 2011 first quarter earnings guidance range was $.56 to $.61 per share. Consolidated revenues for the 2011 first quarter were $299.4 million compared with $268.3 million reported for the 2010 first quarter.

Joe Pyne, Kirby’s Chief Executive Officer commented, “Both our marine transportation and diesel engine services businesses improved during the quarter compared with the majority of the 2010 quarters. Our strong balance sheet has allowed us to take advantage of acquisition opportunities which have expanded both our marine transportation and diesel engine services footprints. The acquisitions are discussed in detail on pages 3 and 4 of this press release.”

Segment Results – Marine Transportation
Marine transportation revenues and operating income for the 2011 first quarter increased 10% and 25%, respectively, compared with the 2010 first quarter. Demand levels for the petrochemical tank barge fleet continued to improve during the 2011 first quarter. Low natural gas prices, a basic feedstock used by many customers, continued to positively impact the global competitiveness of the United States petrochemical industry. Black oil products demand levels also remained strong, driven by refinery maintenance and the exportation of diesel fuel and heavy fuel oils. During the 2011 first quarter, tank barge utilization for the petrochemical and black oil products fleets moved into the low 90% levels. Diesel fuel prices for the 2011 first quarter increased 24% compared with the 2010 first quarter, positively impacting marine transportation revenues since fuel price increases are covered by fuel escalation and de-escalation clauses in term contracts.

The marine transportation segment’s 2011 first quarter operating margin was 21.8% compared with 19.3% for the first quarter of 2010. The higher margin reflected the improved petrochemical and black oil products demand and equipment utilization levels, modestly higher term and spot contract pricing, and the positive impact of cost reduction initiatives. These were partially offset by the cost impact of rising diesel fuel prices and increased delay days from more difficult winter weather operating conditions and lock delays.

Segment Results – Diesel Engine Services
Diesel engine services revenues and operating income for the 2011 first quarter increased 18% and 31%, respectively, compared with the 2010 first quarter. The increase in revenues and operating income reflected a stronger medium-speed power generation market with engine-generator set upgrade projects and higher parts and engine sales, stronger maintenance cycles for Midwest and West Coast medium-speed marine customers, and an improvement in direct parts sales to transit railroad customers. These increases were offset by continued weak service levels and direct parts sales for both the medium-speed and high-speed Gulf Coast oil services markets.  The diesel engine services operating margin was 11.5% for the 2011 first quarter compared with 10.4% for the 2010 first quarter.

Cash Generation
EBITDA for the 2011 first quarter was $80.4 million compared with $66.2 million for the 2010 first quarter. Capital expenditures were $31.1 million, including $12.7 million for new inland tank barge and towboat construction and $18.4 million primarily for upgrades to the existing fleet. Acquisition costs of businesses and marine equipment were $58.5 million. Total debt as of March 31, 2011 was $200.1 million, consisting primarily of a $200 million private placement loan that matures in February 2013, and Kirby’s debt-to-capitalization ratio was 14.3%. Cash and cash equivalents at March 31, 2011 were $172.1 million compared with $195.6 million at December 31, 2010 and $121.4 million at March 31, 2010.

President and Chief Operating Officer
Kirby also announced that Greg Binion has been elected President and Chief Operating Officer. Prior to his election to his new position, Mr. Binion was the President of Kirby Inland Marine, Kirby’s principal marine transportation subsidiary. Bill Ivey was elected President of Kirby Inland Marine. Mr. Ivey was formerly the Executive Vice President of Marketing for Kirby Inland Marine.

Outlook
Commenting on the 2011 second quarter and full year market outlook and guidance, Mr. Pyne said, “Our earnings guidance for the 2011 second quarter is $.67 to $.77 per share, reflecting a 24% to 43% increase compared with $.54 per share reported for the 2010 second quarter. This guidance range is larger than we typically give for a quarter. However, we currently have high water and lock issues on the Ohio River with the Ohio River north of Paducah closed for inbound and outbound traffic. These high water conditions will make their way into the Mississippi River, exacerbating current high water conditions on this waterway. Based on what we know today, we anticipate high water conditions throughout the Mississippi River System for the majority of the second quarter, thereby creating significant operating inefficiencies. On a positive note, our second quarter guidance reflects continued strong petrochemical and black oil products markets and continued modest increases in term and spot contract pricing. Our second quarter guidance also assumes accretive earnings from our recently completed acquisitions.”

Mr. Pyne further commented, “For the 2011 year, we raised our earnings guidance to $2.70 to $2.90 from previous guidance of $2.55 to $2.80 per share, compared with $2.15 earned in 2010. Our high end guidance assumes continued strong petrochemical and black oil products markets with equipment utilization for these markets remaining in the low 90% range, and modest improvements in term and spot contract pricing. Our low end guidance assumes some deterioration in equipment utilization levels back to high 80% levels with term and spot contract pricing improving modestly later in the year. Both our 2011 year low end and high end guidance factors in an estimated $.02 to $.07 per share impact of the current high water and lock issues on our inland tank barge segment. Our guidance also assumes our diesel engine services segment will continue to face challenges in its Gulf Coast oil services market, with some gradual improvement as the year progresses, and assumes stable marine and power generation markets. In addition, our full year low and high end guidance assumes accretive earnings from United in the $.20 to $.25 per share range and assumes K-Sea’s earnings contribution will be offset by one-time merger transaction fees of approximately $.05 per share. Our 2011 capital spending guidance range is $220 to $230 million, including approximately $100 million for the construction of 40 new inland tank barges and three new inland towboats, and approximately $36 million in progress payments on the construction of a new offshore integrated dry-bulk barge and tugboat unit with an estimated total cost of $50 million.”

2011 Acquisitions
On February 9, 2011, Kirby purchased from Kinder Morgan Petcoke, L.P. (“Kinder Morgan”) for $4.1 million in cash a 51% interest in a shifting operation and fleeting facility for dry cargo barges and tank barges on the Houston Ship Channel. In addition, Kirby purchased a towboat from Kinder Morgan for $1.2 million in cash. Financing of the acquisition was through Kirby’s operating cash flows.

On February 24, 2011, Kirby purchased 21 inland and offshore tank barges and 15 inland towboats and offshore tugboats from Enterprise Marine Services LLC (“Enterprise”) for $53.2 million in cash. The acquired equipment provides transportation and delivery services for ship bunkers (engine fuel) to cruise ships, container ships and freighters primarily in the Miami, Port Everglades and Cape Canaveral, Florida area, the three largest cruise ship ports in the United States, as well as Tampa, Florida, Mobile, Alabama and Houston, Texas. Financing of the acquisition was through Kirby’s operating cash flows.

On April 15, 2011, Kirby purchased United Holdings LLC (“United”), a distributor and service provider of engine and transmission related products for the oil and gas services, power generation and transportation industries, and a manufacturer of oilfield service equipment. The purchase price was $270 million in cash, before post-closing adjustments. In addition, there is a three-year earnout provision for up to an additional $50 million payable in 2014. United, headquartered in Oklahoma City, Oklahoma with 21 locations across 13 states, distributes and services equipment and parts for Allison Transmission, MTU Detroit Diesel Engines, Daimler Trucks NA, and other diesel and natural gas engines. United also manufactures oilfield service equipment, including hydraulic fracturing equipment. United’s principal customers are oilfield service companies, oil and gas operators and producers, compression service companies and transportation companies. The acquisition was financed through Kirby’s operating cash flows and from borrowings under Kirby’s revolving credit facility.

On March 13, 2011, Kirby announced the signing of an agreement to acquire K-Sea Transportation Partners L.P. (“K-Sea”), an operator of tank barges and tugboats participating in the coastwise transportation primarily of refined petroleum products in the United States, pursuant to which a subsidiary of Kirby will merge with K-Sea, with K-Sea surviving the merger as a wholly owned subsidiary of Kirby. The total value of the transaction is approximately $600 million, before fees. The consideration will consist of cash, Kirby common stock and the refinancing of K-Sea debt. Financing of the acquisition will be through a combination of existing cash flows, common stock, borrowings under Kirby’s revolving credit facility and a new $540 million five-year unsecured term loan.

K-Sea’s fleet, comprised of 58 tank barges with a capacity of 3.8 million barrels and 63 tugboats, operates along the East Coast, West Coast and Gulf Coast of the United States, as well as in Alaska and Hawaii. K-Sea’s tank barge fleet, 54 of which are doubled hulled, has an average age of approximately nine years and is one of the youngest fleets in the coastwise trade. K-Sea’s customers include major oil companies and refiners, many of which are current Kirby customers for inland tank barge services. Headquartered in East Brunswick, New Jersey, K-Sea has major operating facilities in New York, Philadelphia, Norfolk, Seattle and Honolulu.

On April 13, 2011, the Federal Trade Commission granted Kirby early termination of the Hart-Scott-Rodino waiting period for the acquisition of K-Sea. The transaction is anticipated to close in the 2011 third quarter.

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, April 28, 2011, to discuss the 2011 first quarter performance as well as the outlook for the 2011 second quarter and year. The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers. The leader’s name is Steve Holcomb. The confirmation number is 29509420. A live audit webcast of the conference call will be available to the public by visiting Kirby’s website at http://www.kirbycorp.com/. A written conference call transcript will be available to the public from Friday, April 29, 2011 through 5:00 p.m. central time on Friday, May 27, 2011 by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable performance measures for the 2010 and 2009 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is in the marine transportation business, principally operating inland tank barges and towing vessels, and transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States’ inland waterway system. Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications, and distributes and services high-speed diesel engines, transmissions, pumps and compression products and manufacturers oilfield service equipment, including hydraulic fracturing equipment, for land-based pressure pumping and oilfield services markets.

In connection with the proposed merger of Kirby and K-Sea, Kirby will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a proxy statement of K-Sea and a prospectus of Kirby. The definitive proxy statement/prospectus will be mailed to unitholders of K-Sea. INVESTORS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS AND OTHER MATERIALS REGARDING THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT KIRBY AND K-SEA AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of Kirby’s registration statement on Form S-4 and the proxy statement/prospectus when they are available and other documents containing information about Kirby and K-Sea, without charge, from the SEC’s website at www.sec.gov. Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, when available, without charge, from Kirby’s website at www.kirbycorp.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Kirby and its directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information about Kirby’s directors and executive officers is available in Kirby’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 25, 2011, and its proxy statement for its 2011 Annual Meeting of Stockholders, filed with the SEC on March 18, 2011. Other information about the participants in the proxy solicitation for the proposed transaction will be contained in the proxy statement/prospectus and other materials to be filed with the SEC in connection with the proposed transaction.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	First Quarter
	2011	2010
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$241,677	$219,562
Diesel engine services	57,682	48,691
	299,359	268,253
Costs and expenses:
Costs of sales and operating expenses	185,499	164,952
Selling, general and administrative	29,457	33,371
Taxes, other than on income	3,501	3,503
Depreciation and amortization	25,193	23,370
Loss on disposition of assets	66	44
	243,716	225,240

Operating income	55,643	43,013
Other income	51	12
Interest expense	(2,833)	(2,668)

Earnings before taxes on income	52,861	40,357
Provision for taxes on income	(19,961)	(15,446)

Net earnings	32,900	24,911
Less: Net earnings attributable to noncontrolling interests	(470)	(237)

Net earnings attributable to Kirby	$32,430	$24,674

Net earnings per share attributable to Kirby common stockholders:
Basic	$0.60	$0.46
Diluted	$0.60	$0.46
Common stock outstanding (in thousands):
Basic	53,167	53,405
Diluted	53,368	53,527

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	First Quarter
	2011	2010
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$32,430	$24,674
Interest expense	2,833	2,668
Provision for taxes on income	19,961	15,446
Depreciation and amortization	25,193	23,370
	$80,417	$66,158

Capital expenditures	$31,114	$34,423
Acquisitions of businesses and marine equipment	$58,500	$–

	March 31,
	2011	2010
	(unaudited, $ in thousands)
Cash and cash equivalents	$172,093	$121,364
Long-term debt, including current portion	$200,124	$200,224
Total equity	$1,197,714	$1,082,870
Debt to capitalization ratio	14.3%	15.6%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	First Quarter
	2011	2010
	(unaudited, $ in thousands)

Marine transportation revenues	$241,677	$219,562

Costs and expenses:
Costs of sales and operating expenses	142,626	129,814
Selling, general and administrative	19,509	22,482
Taxes, other than on income	3,270	3,209
Depreciation and amortization	23,574	21,748
	188,979	177,253

Operating income	$52,698	$42,309

Operating margins	21.8%	19.3%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	First Quarter
	2011	2010
	(unaudited, $ in thousands)

Diesel engine services revenues	$57,682	$48,691

Costs and expenses:
Costs of sales and operating expenses	42,873	35,138
Selling, general and administrative	7,063	7,159
Taxes, other than on income	219	292
Depreciation and amortization	921	1,059
	51,076	43,648

Operating income	$6,606	$5,043

Operating margins	11.5%	10.4%

OTHER COSTS AND EXPENSES

	First Quarter
	2011	2010
	(unaudited, $ in thousands)

General corporate expenses	$3,595	$4,295

Loss on disposition of assets	$66	$44

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	First Quarter
	2011	2010

Ton Miles (in millions) (2)	3,229	3,058
Revenue/Ton Mile (cents/tm) (3)	7.2	7.0
Towboats operated (average) (4)	230	224
Delay Days (5)	1,981	1,822
Average cost per gallon of fuel consumed	$2.65	$2.14
Tank barges:
Active	829	861
Inactive	40	19
Barrel Capacities (in millions):
Active	16.1	16.6
Inactive	.4	.3

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles. Example: First quarter 2011 inland marine transportation revenues of $232,459,000 divided by 3,229,000,000 marine transportation ton miles = 7.2 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.